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                         SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(a)
                  OF THE SECURITIES EXCHANGE ACT OF 1934


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                       NORTHFIELD LABORATORIES INC.

                (Name of Registrant as Specified in its Charter)

                             C. ROBERT COATES
                             ----------------

     (Name of Person(s) Filing Proxy Statement if other than the Registrant)


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     3)     Filing Party: C. Robert Coates
     4)     Date Filed: August 26, 2002

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Press Release

SOURCE: C. Robert Coates

Coates and Williams Set the Record Straight after Northfield Misleads
Investors

LAKE FOREST, Ill., Aug. 26, 2002 -- C. Robert Coates and Bert
Williams, independent candidates seeking seats on the board of Northfield Laboratories Inc. (Nasdaq: NFLD) want to set the record straight in the wake of reckless and unfair criticism leveled at them by Northfield's top management in a press release and mailing to shareholders.

"We have based our entire proxy campaign on getting Northfield to act in the best interests of its shareholders," Coates said. "We believe the facts - and not innuendoes or half-truths - speak for themselves. We believe Northfield's latest press release typifies a pattern of misleading shareholders. They have a monopoly of information on PolyHeme and its progress and have hidden results for years. What Northfield needs to do is focus on increasing shareholder value. We ask shareholders to make their own judgments based on the facts.

Here is our response to the numerous Northfield misstatements:"

Northfield misstatement: "You should know that Mr. Coates has chosen to frame his campaign in such a way that if he is successful, two highly qualified Board nominees, John F. Bierbaum and Dr. Paul M. Ness, will not be elected at the Annual Meeting."

The Coates response: "Any shareholder who reads the by-laws can see for himself that this is a blatant lie. In fact, we ask Northfield to correct this statement, which was apparently made as a ploy to sway election results. The company has a lawyer (David Savner) who serves on its board and for many years acted as Northfield's main counsel. We ask: How could a director like Mr.Savner allow the company to conduct itself in such an unethical way? Does he want to see Northfield winning the election by fraudulent means?

Here are the facts as we described in detail on Aug. 13 in a press release. Basically, shareholders get a no-lose proposition: They can elect both Coates and Williams to the expanded seven-member board without ousting the current five incumbent directors. Because Northfield's by-laws provide for as many as nine directors, electing the two independents would not prevent the company's nominations for two new directors, Bierbaum and Ness, from also serving on the board. To accomplish this, Northfield's five incumbent directors could easily expand the board to nine and appoint Bierbaum and Ness.

We're looking forward to working with Dr. Ness and Mr. Bierbaum. Shareholders can ensure this result by voting their white proxy card for us and discarding Northfield's blue card. We also ask Mr.Gould to check with his attorneys or communicate with one of his attorney board members, Mr. Savner, who served as counsel for Northfield for 'more than a decade' and then clarify this issue for shareholders."

Northfield misstatement:"We are convinced that the presence of Mr. Coates and Mr. Williams on the Northfield Board is not in your best interests and could harm the value of your investment in Northfield."

The Coates response: "Apparently Dr. Gould has not checked Northfield's stock price lately. On July 19, 2002 it hit an all-time low of $3 per share because of the company's total failure with the FDA and its refusal to even disclose the contents of the FDA letter to its shareholders.

We can't imagine how we could do anything to further 'harm the value' of this stock. Indeed, we think that our proxy contest has given many shareholders their first hope for a turnaround causing the stock to bounce off its recent lows. I personally own 644,200 shares of Northfield and paid an average price of $14.95 for those shares. I will never do anything to harm this company or its stock price. Unfortunately, that does not appear to be true of Northfield, as they have repeatedly demonstrated and continue to do so in their latest press release."

Northfield misstatement: "As you know, your Board and management are engaged in an aggressive effort to resolve the FDA's remaining concerns and achieve regulatory approval for PolyHeme(TM)."

The Coates response: "No, Dr. Gould, we don't know that because you haven't told your shareholders anything about why it has taken Northfield more than nine months to fix the deficient FDA application and refile. But let's go back to what you personally said last August. Remember your words when Northfield filed its BLA with the FDA: 'PolyHeme is capable of addressing a critical, unmet medical need, and has led us to file for priority review and fast-track status with the FDA, which we hope will lead to accelerated approval of PolyHeme.' Bert Williams and I can't understand why you would question our credibility when it is Northfield that has spent the shareholders' money and never met any of its publicly stated commitments to the shareholders."

Northfield misstatement: "C. Robert Coates has mounted an unwarranted and disruptive campaign to seat himself and Bert R. Williams III on the Northfield Board of Directors."

The Coates response: "Dr. Gould, we find your statement absolutely incredulous. Surely you can't be serious. You could end this proxy contest tomorrow by asking us to join the board. Instead, you insist on wasting the shareholders' money and our company's precious time running the dirtiest campaign mounted by any publicly traded company in years. Apparently Northfield has learned nothing about corporate governance from Enron and Global Crossing and WorldCom and hundreds of other firms where arrogant CEO's supported by 'do nothing boards of directors' have bankrupted their companies. Too bad you won't listen to your own shareholders or take their widespread support for our efforts more seriously. "Personally, Mr. Gould, Bert Williams and I find your recent behavior impossible to explain and justify given the pressing need to repair and refile the BLA with the FDA."

Northfield misstatement: "...we do not believe that his recent spate of press releases -- which implicitly criticize the FDA while touting PolyHeme -- are helpful or appropriate at this critical stage of our discussions with that agency."

The Coates response: "Dr. Gould, we think that your misrepresentation of our press releases and our filings with the SEC borders on libel. Bert Williams and I used to think Northfield's one strength was your connections with the FDA. You proved us wrong when Northfield filed a Biologic License Application with the FDA that was so far below the FDA's standards that it refused to even review the application and issued an RTF. Why don't you tell the shareholders about how an RTF is almost never issued by the FDA to any reputable company? In fact, the whole point of having an ongoing dialogue with the FDA is to avoid surprises like this. By the way, we very much respect the FDA and its right to ensure the safety of any blood substitute including PolyHeme. Some day you might personally clarify to any Northfield apologists posting on the message boards that it is not the FDA's fault that PolyHeme has not been approved but mismanagement at Northfield."

Northfield misstatement: "We also believe that his public statements that Northfield could sell shares at $20 under current market conditions are both irresponsible and misleading. When I asked Mr. Coates to provide details about this 'transaction' to support his claims, he refused to do so. In all events, we believe it is both unprofessional and unwise to attempt to negotiate any such purported transaction in the media."

The Coates response: "Dr. Gould, I think you have intentionally misrepresented a conversation you had with me. Bert and I are not negotiating any transaction with a pharmaceutical company until we are on the board and can make certain that Northfield won't stop the shareholders from getting to vote on that transaction. We also don't see why you find it so amazing that Northfield shares could sell for as much as $20. They sold for $20 last year when you told the shareholders you had filed with the FDA. But perhaps you have so little faith in PolyHeme that you actually believe the shares are worth no more than $3. Or perhaps you're just setting up all the shareholders for a really low-ball offer from other investors in the near future. What is it, Dr. Gould?

Since you have now chosen to present yourself as an expert on the true value of Northfield stock, we would also like to ask you to confirm or deny the rumors that Northfield was offered over $30 a share for its stock in 1997, about the same time that one of Northfield's directors, jack olshansky, apparently sold almost all of his stock in the company. We would also like to know why this opportunity was never presented to the shareholders. Perhaps you can also address why Northfield's stock was worth so much to a major pharmaceutical company then and you think it is worth so much less now after spending all that shareholder money.

Also, please tell the shareholders whatever happened to the partnership with Pharmacia, widely publicized by Northfield several years ago."

Northfield misstatement: "Your company's independent nominating committee carefully considered Mr. Coates and Mr. Williams as director nominees - and found them seriously lacking in the qualifications that Northfield shareholders deserve."

The Coates response: "Northfield's board has its share of doctors; what it needs are finance and marketing experts. For more than 20 years, Coates has been the Chief Executive Officer of Management Insights Inc., a successful tax consultancy that specializes in tax credits and incentives. He earned a Bachelor of Arts Degree in Economics with distinction from the University of Virginia, an MBA in Finance and a PH.D. in Finance, Economics and Accounting from the University of Chicago.

Coates and his family and their wholly owned company, Management Insights, personally own 644,200 shares of Northfield purchased at an average price of $14.95 and held for an average of 3.5 years. He said, "We're in the exact same boat as all the other shareholders. We paid for our shares with our own money. They weren't given to us as options or as part of a compensation package. This is our money, and like the other shareholders we have held these shares at a great loss.

Nor has Northfield ever faulted our five-point plan; in fact, it has adopted many of the same goals:

-Find a major pharmaceutical partner for Northfield to provide cash and experienced management to get PolyHeme, the company's blood substitute product, approved by the food and drug administration

-Ask Northfield to partner with companies to extend possible applications of PolyHeme as a transport delivery mechanism for other drugs

-Work with the department of defense and the homeland security agency to explore the possibility of stockpiling PolyHeme as a safe, effective blood substitute for emergencies

-Gain representation on Northfield's board as independent directors and keep investors informed of Northfield news

-Raise the public profile of PolyHeme"

Northfield misstatement: "Mr. Coates has little public corporate board experience. In 1999 he served as a director of Inprise Corp. But resigned after only eight months, turning his back on that company and its shareholders."

The Coates response: "I fought my way on to the board of Inprise (now Borland Software) because the CEO and CFO had resigned without any explanation by the board of directors and the company's stock had dropped to all time lows. There was a real chance of the company going bankrupt and wiping out the shareholders' investments.

I resigned from the board because I believed that Borland was rushing into an irreversible decision to merge with Corel Corp. without doing adequate due diligence. By the way, the CEO of Corel at the time was under investigation by the Ontario Securities Commission for violating insider trading rules. Then I opposed the merger when it became apparent that Corel had provided Borland with misleading information. I was joined in opposing the merger by virtually every shareholder in the company and by almost all of the company's customers. One of those shareholders, Don Magie, organized a shareholder effort to convince management that the merger made no sense for Borland.

I was the second largest shareholder in the company at the time I joined the board, holding 3,015,500 shares. When I left Borland Software, I sacrificed a potential financial gain by leaving options to 40,000 shares 'on the table.' At the time of my resignation, these options would have provided me with a profit of $357,600 in the event of a merger.

Immediately prior to my resignation I was working very closely with the company's CEO on Borland's strategic plan and its press releases and had been appointed to serve on the company's newly formed venture capital committee consisting of the CEO and CFO and one other independent director. The venture capital committee had the authorization to invest up to $60 million. I probably devoted 20-30 hours a week to my efforts as director and was in very frequent contact by phone and e-mail and in person with the CEO.

Instead of selling my shares for a huge profit after I resigned from the board of Borland, I held those shares. Basically I paid a very high price, both in financial and personal terms, to stand up for what I believed was best for all shareowners. Naturally, this did not endear me to the CEO of Borland or Corel.

Eventually I filed a lawsuit to stop the merger on the grounds that the deal was 'unfair' and had been reached through 'misrepresentation' of Corel's present and anticipated financial status. I believe that lawsuit allowed Borland to finally extricate itself from the merger with Corel at no penalty. Borland shareholders would have received .747 shares of Corel for every share of Borland. Corel stock now sells for $0.75 so Borland's shareholders would receive Corel stock now worth $0.55 for each of their shares. Instead, as an independent company, Borland stock has sold for as much as $17.51 in the last 12 months and closed on Friday at $10.45. Borland's management has done a great job of growing the company in a very difficult economy. It has become one of the most successful software companies in the industry. It currently has a market value of $781 million. I think that Borland's CEO and CFO have done a great job, together with the many dedicated Borland employees and Borland partners."

Coates and Williams urged Northfield shareholders to consider the facts and judge for themselves. "We continue to have faith in the strong potential of PolyHeme, a front runner in its class. But we don't want to see this product lose its competitive edge because of miscues by management." To get the job done, the candidates ask shareholders to cast the white ballots today and discard Northfield's blue ballot.

There are further Northfield misstatements that we will address in upcoming press releases.

Contact Information

If you are a shareholder with comments, suggestions or questions about receiving a Coates-Williams proxy, please call Simon Goldberg of the Robert Coates Group at 1-800-295-0841, extension 240 or e-mail us at sgoldberg@rcoates.com .

SOURCE: C. ROBERT COATES